SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 31, 2016

Oroplata Resources, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-55088	33-1227980
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)

11209 Brockway Road, Suite 302 Truckee, CA 96161 (775) 772-8679
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

#5 Calle Gregorio de Lora

 Puerto Plata, Dominican Republic

Tel.  (809) 970-2373

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      .  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02. UNREGISTERED SALES OF EQUITY SECURITIES

The following table sets forth, as of June 6, 2016, the beneficial ownership of the outstanding common stock by: (i) any holder of more than five (5%) percent; (ii) each of our executive officers and directors; and (iii) our directors and executive officers as a group. Unless otherwise indicated, each of the stockholders named in the table below has sole voting and dispositive power with respect to such shares of common stock. As of the date of this Current Report, there are 40,000,000 shares of common stock issued and outstanding.

Name and Address of Beneficial Owner Directors and Officers:	Amount and Nature of Beneficial Ownership	Percentage of Beneficial Ownership
Craig Alford(1) 9 Ruttan Street Thunder Bay, ON CANADA	25,000,000	62.5%
All executive officers and directors as a group (1 person)	25,000,000	62.5%

(1)

Craig Alford acquired these shares on May 31, 2016 in a private transaction from Ruben Ricardo Vasquez, our former principal shareholder and officer.

ITEM 5.01. CHANGES IN CONTROL OF REGISTRANT

On May 31, 2016, Craig Alford acquired control of forty-five million (25,000,000) shares (the “Purchased Shares”) of the Company’s issued and outstanding common stock, representing approximately 62.5% of the Company’s total issued and outstanding common stock, from Ruben Ricardo Vasquez in accordance with a stock purchase agreement between Mr. Alford and Mr. Vasquez (the “Stock Purchase Agreement”).  Pursuant to the Stock Purchase Agreement, Mr. Alford paid an aggregate purchase price of twenty-five thousand dollars ($25,000.00) to Mr. Vasquez in exchange for the Purchased Shares.

As a result of the Stock Purchase Agreement, the following changes to the Company's directors and officers have occurred:

•

As of May 31, 2016, Ruben Ricardo Vasquez resigned from all officer positions with the Company, including but not limited to those of President, Chief Executive Officer, Chief Financial Officer and Secretary.  On the same date, Craig Alford was appointed as the Company’s President, Chief Executive Officer, Chief Financial Officer, Treasurer, and Secretary.

•

Effective on June 13, 2016, Mr. Vasquez will resign from his position as the sole director of the Company and Mr. Alford will be appointed as the sole director of the Company.

As a result of these transactions, control of the Company passed to Mr. Alford. The Shares acquired by Mr. Alford constituted 62.5% of the issued and outstanding common stock of the Company.

The foregoing was as reported on an Information Statement on Schedule 14F-1 filed with the SEC on June 6, 2016.

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Mr. Vasquez resigned from all officer positions with the Company effective as of May 31, 2016, including President, Chief Executive Officer, Chief Financial Officer, Treasurer, and Secretary.  The resignations were not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On May 31, 2016, Mr. Craig Alford was appointed as the Company’s President, Chief Executive Officer, Chief Financial Officer, Treasurer, and Secretary.

The biography for Mr. Alford is set forth below:

CRAIG ALFORD.  Mr. Alford holds both a Bachelor of Science (Hons) and a Master of Science in Geology. He is a registered Professional Geoscientist (P.Geo) in Ontario and is a Qualified Person, as defined in National Instrument 43-101. During his 30 years of experience worldwide, Mr. Alford has designed, managed and provided technical direction for projects throughout North and South America, China, Central Asia, Russia, Australia and Africa. Mr. Alford's experience has included senior positions for a number of large mining companies including, Zijin Mining Group, China Railway, and Teck Mining Ltd.  During Mr. Alford's tenure with the Zijin Mining Group he was part of the team that was responsible for an approximate $80 million investment in Pretium Resources Inc. Pretium now has production targeted for its Northern BC, Canada site in 2017. The other major investments Mr. Alford was involved with at Zijin was the $298 million investment into Barrick Gold Porgera mine and the $412 million investment into Ivanhoe Mines Ltds' Kamoa Copper Project. The Kamoa project is expected to be one of the biggest copper mines in the world.  Mr. Alford has negotiated with several Heads of State, as well as assisting the World Bank and the China-Africa Development Fund in tax policy, planning and investment risk.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits:

Exhibit 10.1	Stock Purchase Agreement dated May 31, 2016 between Ruben Ricardo Vasquez and Craig Alford.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Oroplata Resources, Inc.

Dated: June 6, 2016

/s/ Craig Alford

By: Craig Alford

Its: Chief Executive Officer